Exhibit (d)(3)

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (the “Agreement”) is made as of this [   ] day of [   ], 2026 by and between ARK Investment Management LLC, a Delaware limited liability company, with its principal place of business at 200 Central Avenue, St. Petersburg, Florida 33701 (the “Adviser”) and SCG Asset Management LLC, a New York limited liability company with its principal place of business at 2132 Deep Water Lane, Suite 240A, Naperville, Illinois 60564 (the “Sub-Adviser”), with respect to certain series of ARK ETF Trust (the “Trust”) identified on Schedule A to this Agreement, as may be amended from time to time (each, a “Fund” and, if more than one Fund, together, the “Funds”).

BACKGROUND

A.            The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.

B.            The Adviser has entered into an Investment Advisory Agreement dated June 30, 2014 (the “Investment Advisory Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

C.            The Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services.

D.            The Investment Advisory Agreement contemplates that the Adviser may appoint one or more sub-advisers to perform some or all of the services for which the Adviser is responsible.

E.             Subject to the terms of this Agreement, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.             Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the oversight of the Board of Trustees of the Trust (the “Board”), and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, or the Adviser and accepted by the Sub-Adviser. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             Sub-Advisory Services. The Sub-Adviser shall determine, from time to time, what securities (and other financial instruments) shall be purchased for the Funds, what securities (and other financial instruments) shall be held or sold by the Funds and what portion of the Funds’ assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, By-Laws and each Fund’s prospectus and statement of additional information as set forth in the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and to the investment objectives, policies and restrictions of each Fund, as shall be from time to time in effect, and such other limitations, policies and procedures as the Board or the Adviser may reasonably impose from time to time and provide in writing to the Sub-Adviser (the “Investment Policies”). To carry out such obligations, the Sub-Adviser shall exercise full discretion and act for the Funds in the same manner and with the same force and effect as the Funds themselves might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, subject to each Fund’s stated objectives, policies, investment strategies and restrictions. No reference in this Agreement to the Sub-Adviser having full discretionary authority over each Fund’s investments shall in any way limit the right of the Board or the Adviser to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise its right to control the overall management of the Trust and each Fund. The Sub-Adviser acknowledges that the Board retains ultimate authority over each Fund and may take any and all actions necessary and reasonable to protect the interests of Fund shareholders.

3.	Representations of the Sub-Adviser.

3.1.	The Sub-Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement.

3.2.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, including the firm brochure and applicable brochure supplements to the Adviser.

3.3.	The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Adviser and the Trust (i) of any material changes in its insurance policies or insurance coverage or (ii) if any material claims will be made on its insurance policies. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Adviser and the Trust with any information they may reasonably require concerning the amount of or scope of such insurance.

3.4.	None of the Sub-Adviser, its affiliates, or any officer, director, or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust upon the Sub-Adviser’s discovery of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

3.5.	The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser and the Trust with access to the records relating to such policies and procedures as they relate to the Funds. The Sub-Adviser will also provide, at the reasonable request of the Adviser or the Trust, periodic certifications, in a form reasonably acceptable to the Adviser or the Trust, attesting to such written policies and procedures.

3.6.	The Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect, and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures.

3.7.	The Sub-Adviser will not recommend that a Fund engage in any futures transactions, options on futures transactions, or transactions in other commodity interests on behalf of a Fund prior to the Sub-Adviser becoming registered or filing a notice of exemption on behalf of the Fund with the National Futures Association.

3.8.	The Sub-Adviser agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program.

3.9.	The Sub-Adviser agrees to provide annual compliance certifications which confirm the Sub-Adviser has adhered to the regulatory obligations, internal controls, and policies required under the Adviser’s Act, the 1940 Act, and the Trust’s compliance program.

4.	Representations of the Adviser.

4.1.	The Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement.

4.2.	The Adviser is registered as an investment adviser under the Advisers Act. None of the Adviser, its affiliates, or any officer, manager, partner, or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Sub-Adviser upon the Adviser’s discovery of an occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act and the rules and regulations thereunder, as applicable, as well all other applicable federal and state laws, rules, regulations and case law that relate to the Adviser’s services described hereunder and the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing.

4.3.	The Adviser has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser, subject to the approval of the Board.

4.4.	The Adviser further represents and warrants that it has received a copy of the Sub-Adviser’s current Form ADV.

4.5.	The Adviser has provided the Sub-Adviser with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement and the Investment Policies, as in effect from time to time. The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents.

4.6.	The Adviser or its delegate will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, the Fund.

4.7.	The Adviser or its delegate will timely provide the Sub-Adviser with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

5.             Compliance. The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Sub-Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any policies, guidelines, instructions and procedures approved by the Board or the Adviser and provided to the Sub-Adviser, and with any requirements applicable to the Fund of any national securities exchange on which the Fund’s shares are listed. In selecting each Fund’s portfolio securities and performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No oversight or supervisory activity undertaken by the Board or the Adviser, respectively, shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

6.            Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s securities to the Adviser with the authority to delegate such responsibility to sub-advisers. So long as proxy voting authority for a Fund has been delegated to the Sub-Adviser, the Sub-Adviser shall exercise its proxy voting responsibilities. The Sub-Adviser shall carry out such responsibility in accordance with any instructions that the Board or the Adviser shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Sub-Adviser shall provide periodic reports and keep records relating to proxy voting as the Board or the Adviser may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Sub-Adviser may be revoked or modified by the Adviser at any time.

7.	Brokerage.

7.1.	The Sub-Adviser shall arrange for the placing and execution of Fund orders for the purchase and sale of portfolio securities, futures, options, or other derivative contracts with derivative and other counterparties, brokers, dealers, prime brokers and/or futures commission merchants (“Trading Entities”). In connection with the transactions permitted hereunder, the Adviser hereby grants to the Sub-Adviser, as its agent, the authority in respect of the Portfolio to open and maintain brokerage accounts of all types on behalf of and in the name of the Fund, and to negotiate and execute trading agreements, account opening and other agreements, ancillary documents, and any other reasonable and customary documents and representation letters as the Sub-Adviser deems appropriate in respect of the Portfolio with appropriate Trading Entities that conform to the Trading Entity suitability standards established by the Sub-Adviser (“Documentation”) and to perform on the Fund’s behalf any and all of the obligations contemplated under such Documentation. Subject to seeking the best price and execution reasonably available, the Sub-Adviser is authorized to place orders for the purchase and sale of portfolio securities, including commodities, futures, options or other derivative contracts, or the property underlying such commodities, futures, options or other derivative contracts and other property purchased or sold by, or on behalf of, a Fund with such broker-dealers as it may select from time to time. Subject to Section 7.2 below, the Sub-Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to such Fund, to the Sub-Adviser, or to any other client for which the Sub-Adviser provides investment advisory services. The Sub-Adviser also agrees that it will cooperate with the Trust and the Adviser to allocate brokerage transactions to brokers or dealers who provide benefits directly to a particular Fund; provided, however, that such allocation comports with applicable law, including, without limitation, Rule 12b-1(h) under the 1940 Act.

7.2.	Notwithstanding the provisions of Section 7.1 above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust or the direction of the Adviser and consistent with Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Sub-Adviser exercises investment discretion.

7.3.	The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, the Sub-Adviser, or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules or guidance promulgated by the SEC. Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

7.4.	The Sub-Adviser is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of such Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Sub-Adviser in accordance with the Sub-Adviser’s written policy.

8.	Records/Reports.

8.1.	Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Board, or the Trust’s chief compliance officer (the “Chief Compliance Officer”) the information required to be supplied under this Agreement.

8.2.	The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, sub-administrator, custodian or transfer agent appointed by the Funds) relating to its responsibilities provided hereunder with respect to the Funds and other such records as may be required by law including, but not limited to, Rule 31a-4 of the 1940 Act, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Funds’ Books and Records”). The Funds’ Books and Records shall be available to the Adviser, the Board, and the Chief Compliance Officer at any time upon request, shall be delivered to the Adviser upon the termination of this Agreement, and shall be available without delay during any day the Adviser is open for business.

8.3.	Holdings Information and Pricing. The Sub-Adviser shall provide regular reports regarding Fund holdings, and shall furnish the Adviser and the Board from time to time with whatever information the Sub-Adviser, the Adviser, or the Board believes is appropriate for this purpose. The Sub-Adviser agrees to provide any pricing information, of which the Sub-Adviser is aware, to the Adviser in its capacity as a Fund’s Valuation Designee (as defined in Rule 2a-5 under the 1940 Act) to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures.

8.4.	Cooperation with Agents of the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, the Chief Compliance Officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to the Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

8.5.	Information and Reporting. The Sub-Adviser shall provide the Adviser and the Trust, and its respective officers, with such periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Board or the Adviser may from time to time reasonably request. The Sub-Adviser will provide the Adviser with a quarterly review of the Fund’s performance, investment positions and activity. The quarterly review is intended to provide the Adviser with sufficient information so that the Adviser may determine whether the Sub-Adviser is performing in accordance with certain objective standards, such as a comparison of a Fund’s performance to the performance of a relevant index.

8.6.	Notification of Breach/Compliance Reports. The Sub-Adviser shall promptly notify the Adviser of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Sub-Adviser’s policies, guidelines, or procedures. The Sub-Adviser agrees to correct any such failure promptly and to take any action that the Adviser or the Board may reasonably request in connection with any such breach. Upon request, the Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act. The Sub-Adviser will promptly notify the Adviser in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Adviser (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws, (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur or (iii) a change in the key personnel who are either the portfolio manager(s) identified in the Registration Statement of a Fund or the principals of the Sub-Adviser has occurred or is expected to occur. The Sub-Adviser agrees to bear all reasonable expenses of a Fund, if any, arising out of any assignment by, or change in control of the Sub-Adviser, and any changes in the key personnel who are the portfolio manager(s) of the Fund who are identified in the Registration Statement of the Fund. In the case of an assignment of this Agreement or a change in control, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing, and mailing information statements to existing shareholders of a Fund. In the case of changes in the portfolio manager(s) of a Fund, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing, and mailing any supplements to the Registration Statement to existing shareholders of the Fund.

8.7.	Board and Filings Information. The Sub-Adviser will also provide the Adviser and the Board with any information reasonably requested regarding its management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Sub-Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto.

8.8.	Transaction Information. The Sub-Adviser shall furnish to the Adviser, the Board or a designee such information concerning portfolio transactions as may be necessary to enable the Adviser, the Board, the Chief Compliance Officer, or their designated agents to perform such compliance testing on the Funds and the Sub-Adviser’s services as the Adviser or Chief Compliance Officer may determine to be appropriate. The provision of such information by the Sub-Adviser to the Adviser, the Board, or a designated agent in no way relieves the Sub-Adviser of its own responsibilities under this Agreement.

9.              Code of Ethics. The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Adviser and Trust. The Sub-Adviser shall ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Trust with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Adviser’s Code of Ethics to the Adviser and Trust. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall immediately notify the Adviser of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.

10.           Members and Employees. Members and employees of the Sub-Adviser may be trustees, officers, or employees of the Trust.

11.           Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

12.           Compensation. For the services provided by the Sub-Adviser to the Funds pursuant to this Agreement, the Adviser will pay the Sub-Adviser with respect to each Fund the compensation specified in Schedule A to this Agreement and as set forth in this Section 12.

12.1.	Sub-Advisory Fee. During the term of this Agreement, the Sub-Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay to the Sub-Adviser, or its designated paying agent, an annual sub-advisory fee calculated based on the fee schedule shown on Schedule A attached hereto, payable on a monthly basis.

12.2.	The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund prior to the end of any calendar month, the sub-advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.

12.3.	If the Adviser waives any or all of its advisory fee payable by any Fund under the Investment Advisory Agreement (the “Advisory Fee”), or reimburses any Fund pursuant to the Investment Advisory Agreement or an expense limitation agreement or other Advisory Fee waiver agreement with respect to such Fund, unless otherwise agreed between the Adviser and Sub-Adviser, the Sub-Adviser will not bear any share of the amount of such waiver or reimbursement. No waiver or reimbursement will be borne by the Sub-Adviser without its explicit written consent.

12.4.	The Sub-Adviser shall look exclusively to the Adviser for payment of the sub-advisory fee.

12.5.	Each party shall be responsible for paying its own costs and expenses in connection with this Agreement and the services it provides hereunder. In addition, the Sub-Adviser agrees to reimburse the Adviser for any costs or expenses the Adviser incurs in connection with assisting in providing the Sub-Adviser’s services, subject to prior written notice from the Adviser to the Sub-Adviser and approval by the Sub-Adviser prior to the Adviser incurring any such costs or expenses.

13.           Non-Exclusivity. The services to be rendered by the Sub-Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser, its members, employees, and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual. However, the Sub-Adviser may not offer services to execute strategies for any Competing Product. A “Competing Product” means a fund, exchange-traded fund, or other investment product that (a) employs substantially the same investment strategy as a Fund, and (b) utilizes the Adviser’s Proprietary Equity Universe as the underlying equity reference portfolio for such strategy. “Proprietary Equity Universe” means the proprietary equity selections of the Adviser or its affiliates that are used as the underlying reference portfolio for a Fund, including the equity universe associated with ARK-branded products (e.g., ARKK), and excludes any publicly available index.

For the avoidance of doubt, this restriction shall not prevent the Sub-Adviser from providing investment advisory services utilizing its proprietary structured note, volatility-harvesting, or autocallable strategies in connection with other funds or products that reference different underlying equity portfolios or indices.

14.	Liability and Standard of Care.

14.1.	The Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Sub-Adviser and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Sub-Adviser in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived. In addition, the Sub-Adviser will be liable for Losses (defined below) caused by the Sub-Adviser’s provision of a securities (or other financial instrument) purchase, hold or sale recommendation to the Adviser, but for which the Sub-Adviser failed to: (i) correctly identify one or more securities and/or financial instruments for purchase, sale, shorting, or closing out a short (e.g., wrong CUSIP number); (ii) provide the correct amount or percentage of the Fund’s investment portfolio for a particular security or financial instrument; (iii) accurately identify the type of transaction (e.g., buy, rather than short); or (iv) provide a particular recommendation to the Adviser in a timely manner (collectively, “Update Failures”).

14.2.	The Sub-Adviser shall indemnify the Trust, each Fund, the Adviser and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Adviser furnished to the Adviser by the Sub-Adviser for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Sub-Adviser in the performance of its duties under this Agreement; or (iii) Update Failures (collectively, “Sub-Adviser Disabling Conduct”).

14.3.	Notwithstanding anything to the contrary contained herein, the Sub-Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to a Fund, Trust or their shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by the Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; or (iii) acts of the Sub-Adviser which result from or are based upon acts or omissions of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser, which records are not also maintained by the Sub-Adviser; provided, however, that the limitations on the Sub-Adviser’s liability and indemnification obligations described in (i) through (iii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Sub-Adviser Disabling Conduct.

14.4.	The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

14.5.	For the avoidance of doubt, neither Fund shareholders nor the members of the Board shall be personally liable under this Agreement.

14.6.	The Adviser shall indemnify the Sub-Adviser and each of its respective affiliates, agents, control persons, directors, officers, employees and shareholders (the “Sub-Adviser Indemnified Parties”) against, and hold them harmless from, any Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Adviser furnished by or on behalf of the Adviser in writing for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement (collectively, “Adviser Disabling Conduct”).

14.7.	Notwithstanding anything to the contrary contained herein, the Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, any Sub-Adviser Indemnified Parties for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by or on behalf of the Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon acts or omissions of the Sub-Adviser which result from or are based upon acts or omissions of the Sub-Adviser, including, but not limited to, a failure of the Sub-Adviser to provide accurate and current information with respect to any records maintained by Sub-Adviser; provided, however, that the limitations on the Adviser’s liability and indemnification obligations described in this Section 14.7 shall not apply with respect to, and to the extent, any portion of liability that is attributable to Adviser Disabling Conduct.

14.8.	The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

15.	Term/Approval/Amendments.

15.1.	This Agreement shall become effective with respect to a Fund as of the date of commencement of operations of the Fund if approved: (i) by a vote of the Board, including a majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person (or virtually if permitted by the SEC) at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities (to the extent required under the 1940 Act). This Agreement shall continue in effect with respect to a Fund for an initial period of two years thereafter, and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person (or virtually if permitted by the SEC) at a meeting called for the purpose of voting on such approval.

15.2.	No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Trustees.

15.3.	In connection with such renewal or amendment, the Sub-Adviser shall furnish such information as may be reasonably necessary by the Adviser or the Board to evaluate the terms of this Agreement and any amendment thereto.

15.4.	This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, on 90 days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on 90 days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach within 30 days after written notice. This Agreement will also automatically terminate in the event of its assignment (as defined in the 1940 Act) unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this subsection. This Agreement may be terminated immediately by the Adviser for “Cause,” which is defined as any of the following events: (i) Sub-Adviser’s fraud, willful misconduct, or gross negligence in connection with its duties under this Agreement, (ii) bankruptcy or insolvency of the Sub-Adviser, or (iii) material violations of applicable securities laws or regulatory requirements by the Sub-Adviser necessary to be complied with in order to perform the services contemplated by this Agreement, or (iv) material breach by the Sub-Adviser of this Agreement following written notice from the Adviser specifying the nature of such breach in reasonable detail and the Sub-Adviser fails to cure such breach within 30 days after written notice.

16.	Use of the Sub-Adviser’s Name.

16.1.	The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative, logo, trademark, service mark, or trade name (collectively “Sub-Adviser Marks”) are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use the Sub-Adviser Marks only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

16.2.	In connection with the promotion of the Fund, ARK will actively promote the Sub-Adviser’s name and enhance its market recognition as Sub-Adviser to the Fund during the term of this Agreement. Such promotion shall be consistent with applicable laws, regulations and regulatory guidance and requirements. While ARK is not required to mention the Sub-Adviser’s name in every public promotion of the Fund, it will do so in a commercially reasonable and natural manner to ensure that investors in the product are aware of the Sub-Adviser’s role. The Sub-Adviser’s name will not be included in the name of the Fund.

16.3.	Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use the Sub-Adviser Marks identified in Section 16.1 above. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser Marks, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate, and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

17.           Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Adviser agrees on behalf of itself and its directors, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Adviser and the Trust (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Adviser or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Adviser or the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

18.           Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator, and/or the Trust’s anti-money laundering compliance officer such reports, certifications, and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19.          Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party.

Notices to Adviser shall be sent to:

ARK Investment Management LLC

200 Central Ave,

Suite 220

St. Petersburg, Florida 33701

Attn: Chief Compliance Officer

Notices to Sub-Adviser shall be sent to:

SCG Asset Management LLC

2132 Deep Water Lane, Suite 240A

Naperville, IL 60564

Email: gsachs@sachscapitalgroup.com and msibley@sachscapitalgroup.com

20.           Successors. This Agreement shall extend to and bind the heirs, executors, administrators, and successors of the parties hereto.

21.           Meanings. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities;” “interested persons;” and “assignment” shall have the meaning defined in the 1940 Act or the rules promulgated thereunder; subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.

22.          Entire Agreement and Amendments. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto, except as otherwise noted herein.

23.          Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

24.          Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of New York, and the Adviser and Sub-Adviser consent to the jurisdiction of courts, both state or federal, in New York, with respect to any dispute under this Agreement.

25.          Section Headings. The headings of sections contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect its construction.

26.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.

ARK Investment Management LLC

By:
Name:
Title:

SCG Asset Management LLC

By:
Name:
Title:

SCHEDULE A

to the

Sub-Advisory Agreement

by and between

ARK Investment Management LLC

and

SCG Asset Management LLC

The Sub-Adviser shall serve as investment sub-adviser for each Fund of the Trust listed below. The Adviser shall pay to the Sub-Adviser, as full compensation for all services provided by the Sub-Adviser pursuant to this Agreement with respect to each Fund, a sub-advisory fee (“Sub-Advisory Fee”) based on the following fee schedule:

Fund Name	Sub-Advisory Fee
ARK Active Autocallable Income ETF

Initial Sub-Advisory Fee Schedule: From the date of this Agreement except as provided below:

•      95% of Net Advisory Fees (as defined below) collected on the Fund’s proportionate share of Aggregate Net Assets (as defined below) up to and including $100,000,000;

•      65% of Net Advisory Fees collected on the Fund’s proportionate share of Aggregate Net Assets up to and including $250,000,000; and

•      0.25% of the average daily net assets of the Fund (calculated as set forth in the Advisory Agreement) in the Fund’s proportionate share of Aggregate Net Assets exceeding $250,000,000.

Modified Sub-Advisory Fee Schedule: Upon the end of the 42nd month following the effective date of the Agreement, if Aggregate Net Assets are at or below $150,000,000:

•     50% of the Net Advisory Fees collected on the Fund’s proportionate share of Aggregate Net Assets;

Upon the end of the 42nd month following the effective date of the Agreement, following any reduction as provided immediately above, if Aggregate Net Assets exceed $150,000,000:

•      the initial fee schedule set forth above will be reinstated as of such date.

Notwithstanding the foregoing fee schedule, the Sub-Advisory Fee for any period shall not be less than 0.25% per annum of the Fund’s average daily net assets (the “Fee Floor Amount”).

The term “Aggregate Net Assets” includes the portion of the net assets of the Fund(s) managed by the Sub-Adviser and the portion of the net assets of one or more other funds or portfolios advised by the Adviser and sub-advised by the Sub-Adviser (each, an “Other Portfolio”) as indicated below, which list of Other Portfolios shall be deemed amended upon the commencement of operations of such an Other Portfolio, but in each case only for the period during which the Sub-Adviser also serves as the sub-adviser for the Other Portfolio. For purposes of determining Aggregate Net Assets and calculating the Sub-Advisory Fee, the net assets of the Fund are determined as of the close of business on the previous business day of the Trust, and the net assets of each Other Portfolio are determined as of the close of business on the previous business day of that Other Portfolio.

The term “Net Advisory Fees” means, with respect to any period, the total amount of the Advisory Fee actually earned by the Adviser (without reduction for any waiver or reimbursement thereof unless agreed to by the Sub-Adviser under Section 12.3) pursuant to the Supervision Agreement dated June 30, 2014 between the Trust and the Adviser (the “Supervision Agreement”) and Investment Advisory Agreement with respect to the Fund, less any (i) costs and expenses borne by the Adviser on behalf of the Fund as provided in the Supervision Agreement and/or the Investment Advisory Agreement (including but not limited to expenses of the fund for custody, administration, audit, legal, and regulatory expenses attributable to the Fund), and (ii) any third-party distribution costs or platform fees incurred by the Adviser or its affiliates in connection with the sale of the Fund. Net Advisory Fees are payable to the Adviser monthly.

Other Portfolio(s)

N/A